SUSTUT EXPLORATION, INC.

1420 5TH AVENUE #220

SEATTLE, WASHINGTON 98101

TRUST AGREEMENT

May 6, 2006

In accordance with the instructions of the Board of Directors of the Corporation I, Terry Hughes, President will hold the Willow Claim as described in Appendix A attached to this TRUST AGREEMENT IN Trust for the CORPORATION as President of the CORPORATION. If I resign from position of President than I will immediately transfer the Willow Claim to the new President of the CORPORATION.

Terry Hughes, President

Free Miner License Number: ___________________

APPENDIX “A”

WILLOW Claim Description
Omineca Mining Division

UTM Zone 9

Map Sheet 94D/10E

Centered Approximately
Latitude 56° 33’ N
Longitude 126° 35’ W

The following claim comprise the Willow mineral claim group as described in the Trust Agreement dated May 6, 2006:

Claim Name	Claim Size (Ha)	Record #	Expiry Date	Map Sheet
Willow	445.70	530309	December 13, 1997	94D/10E